Exhibit 11



                                    Reed Smith LLP

                                   435 Sixth Avenue

                              Pittsburgh, PA 15219-1886



                                   ______ __, 2003


The Trustees of
   Federated Equity Funds
   Federated Total Return Government Bond Fund
   Federated Total Return Series, Inc.
   Intermediate Municipal Trust
   Federated Short-Term Municipal Trust
   Money Market Obligations Trust

5800 Corporate Drive

Pittsburgh, PA  15237-7000



      Re:  Legality of Shares Opinion



Ladies and Gentlemen:

     Each of the portfolios (each an "Acquiring Fund") of the trusts/corporation (the "Federated Entities") listed on Annex A proposes to acquire the assets of a corresponding portfolio (each an "Acquired Fund") of the Riggs Funds (the "Riggs Trust") listed on Annex A in exchange for shares of the corresponding Acquiring Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated ________, 2003 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").

     As counsel we have reviewed the appropriate documents relating to the organization of each Federated Entity, their registration under the Investment Company Act of 1940, the registration of their securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust/Articles of Incorporation and Bylaws of the Federated Entities, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.


     Based upon the foregoing, we are of the opinion that:

     1. Each Federated Entity is duly organized and validly existing pursuant to its Declaration of Trust/Articles of Incorporation.

     2.  The  Shares,   which  are  currently  being   registered  by  the  N-14
Registration, may be legally and validly issued in accordance with the Declaration of Trust/Articles of Incorporation upon receipt of consideration sufficient to comply with the provisions of the Declaration of Trust/Articles of Incorporation and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.



                                          Very truly yours,



                                          Reed Smith LLP




                                       ANNEX A

Acquiring Fund                           Acquired Fund


Federated Capital Appreciation Fund,     Riggs Stock Fund

a portfolio of Federated Equity Fund


Federated Kaufmann Fund,                 Riggs Small Cap Fund

a portfolio of Federated Equity Fund


Federated Total Return Government        Riggs U.S. Government Securities Fund
Bond Fund (a Massachusetts business
trust)


Federated Total Return Bond Fund,        Riggs Bond Fund

a portfolio of Federated Total
Return Series, Inc. (a Maryland
corporation)


Federated Short-Term Municipal Trust     Riggs Short Term Tax Free Bond Fund

(a Massachusetts business trust)


Federated Intermediate Municipal         Riggs Intermediate Tax Free Bond Fund
Trust,

A portfolio of Intermediate
Municipal Trust (a Massachusetts
business trust)


Automated Cash Management Trust,         Riggs Prime Money Market Fund

A portfolio of Money Market
Obligations Trust (a Massachusetts
business trust)


Automated Government Money Trust,        Riggs U.S. Treasury Money Market Fund

a portfolio of Money Market
Obligations Trust